As filed with the Securities and Exchange Commission on November 17, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROCK-TENN COMPANY

(Exact name of Registrant as Specified in Its Charter)

Georgia	62-0342590
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

504 Thrasher Street Norcross, Georgia	30071
(Address of Principal Executive Offices)	(Zip Code)

ROCK-TENN COMPANY

2004 INCENTIVE STOCK PLAN

(Full title of the Plan)

Steven C. Voorhees Chief Financial Officer Rock-Tenn Company 504 Thrasher Street Norcross, Georgia 30071	Copies to: E. William Bates, II King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036-4003
(Name and address of agent for service)

770-448-2193
(Telephone number, including area code, of agent for service)

**Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $.01 per share	1,200,000	$46.84(1)	$56,208,000(1)	$3,136.41

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 based on the average of the high and low sales prices per share of Class A Common Stock of Rock-Tenn Company as reported on the New York Stock Exchange on November 13, 2009.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) relates to the registration under the Securities Act of 1933, as amended, of 1,200,000 additional shares of Class A Common Stock, par value $0.01 per share (“Common Stock”), of Rock-Tenn Company (the “Company”) that may be issued pursuant to the Rock-Tenn Company 2004 Incentive Stock Plan (as amended to date, the “2004 Incentive Stock Plan”).

As we previously described in our definitive Proxy Statement that we filed with the Securities and Exchange Commission (the “SEC”) on December 17, 2008 (the “Proxy Statement”), our board of directors approved an amendment to our 2004 Incentive Stock Plan, which would amend the 2004 Incentive Stock Plan to increase by 1,200,000 the number of shares of our Common Stock available for equity awards under the plan, to add to the plan cash bonus incentives as awards that can be granted as alternatives to stock grants or stock unit grants, and to add additional performance goals to the plan that can be used as conditions to performance-based compensation awards granted pursuant to the plan. Our board of directors directed that the amendment be submitted to our shareholders for approval at the annual meeting of the shareholders held on January 30, 2009, at which time our shareholders adopted and approved the amendment.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents have been previously filed by us with the Securities and Exchange Commission and are hereby incorporated by reference into this Registration Statement as of their respective dates:

(1)	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2009; and

(2)	The description of our Common Stock contained in our registration statement on Form 8-A filed on February 2, 1994, including any amendment or report filed for the purposes of updating such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities

Inapplicable.

Item 5. Interests of Named Experts and Counsel

The validity of the shares of Common Stock covered by this Registration Statement has been passed upon for us by Robert B. McIntosh, executive vice president, general counsel and secretary of our company. As of November 14, 2009, Mr. McIntosh beneficially owned 99,130 shares of Common Stock of the Company, which includes 43,680 shares of Common Stock, options to purchase an aggregate of 25,600 shares of Common Stock, and 29,850 restricted shares of Common Stock.

Item 6. Indemnification of Directors and Officers

Our restated and amended articles of incorporation eliminate, to the fullest extent permitted by applicable law, the personal liability of our directors to us or our shareholders for monetary damages for breach of duty of care or any other duty owed to us as a director. The Georgia Business Corporation Code, or the Code, currently provides that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of our company, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper personal benefit.

Under Article VI of our bylaws, and certain agreements entered into by us and our directors, we are required to indemnify our directors, officers, employees or agents against the obligation to pay any judgment, settlement, penalty or fine, and against expenses (including attorney’s fees and expenses), incurred in connection with any action, suit or proceeding brought against such person because he was a director, officer, employee or agent of our company, without regard to any limitations in the Code; provided, however, that we shall have no obligation to indemnify any such person in connection with any such proceeding if such person is adjudged liable to us or is subjected to injunctive relief in favor of us (a) for any appropriation, in violation of such person’s duties, of any business opportunity of our company, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which such person received an improper personal benefit. Our directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

We have entered into indemnification agreements with each of our directors. The indemnification agreements require, among other things, that we indemnify our directors to the fullest extent permitted by law, and advance to directors all related expenses, subject to reimbursement if it is subsequently determined the indemnification is not permitted. We are also required to indemnify in advance all expenses incurred by directors seeking to enforce their rights under the indemnification agreements and to cover directors under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in our restated and amended articles of incorporation and bylaws, it provides greater assurance to directors that indemnification will be available, because, as a contract, it may not be modified to eliminate the rights it provides unilaterally by our board of directors or our shareholders in the future.

Our directors and executive officers are insured against damages from actions and claims incurred in the course of performing their duties, and we are insured against expenses incurred in defending lawsuits arising from certain alleged acts against directors and executive officers.

Item 7. Exemption from Registration Claimed

Inapplicable.

Item 8. Exhibits

Exhibit Number	Description of Exhibit	Sequential Page No.

4.1	Restated and Amended Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, File No. 33-73312).

4.2	Articles of Amendment to the Registrant’s Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2000).

4.3	Bylaws of the Registrant (Amended and Restated as of October 31, 2008) (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on November 6, 2008).

4.4	Rock-Tenn Company 2004 Incentive Stock Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2005).

4.5	Amendment Number One to Rock-Tenn Company 2004 Incentive Stock Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007).

4.6	Amendment Number Two to Rock-Tenn Company 2004 Incentive Stock Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008).

4.7	Amendment Number Three to Rock-Tenn Company 2004 Incentive Stock Plan.

5.1	Opinion of Robert B. McIntosh, Esq.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Robert B. McIntosh, Esq. (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on the 17th day of November, 2009.

ROCK-TENN COMPANY

By:	/s/ JAMES A. RUBRIGHT
James A. Rubright
Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Rubright and Steven C. Voorhees, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated on the 17th day of November, 2009.

Signature	Title

/s/ James A. Rubright James A. Rubright	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Steven C. Voorhees Steven C. Voorhees	Executive Vice President, Chief Financial Officer and Chief Administrative Officer (Principal Financial Officer)

/s/ A. Stephen Meadows A. Stephen Meadows	Chief Accounting Officer (Principal Accounting Officer)

Signature	Title

/s/ Stephen G. Anderson Stephen G. Anderson	Director

/s/ J. Hyatt Brown J. Hyatt Brown	Director

/s/ Robert M. Chapman Robert M. Chapman	Director

/s/ Robert B. Currey Robert B. Currey	Director

/s/ Russell M. Currey Russell M. Currey	Director

/s/ G. Stephen Felker G. Stephen Felker	Director

/s/ Lawrence L. Gellerstedt, III Lawrence L. Gellerstedt, III	Director

/s/ John D. Hopkins John D. Hopkins	Director

/s/ John W. Spiegel John W. Spiegel	Director

/s/ Bettina M. Whyte Bettina M. Whyte	Director

/s/ James E. Young James E. Young	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit	Sequential Page No.

4.1	Restated and Amended Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, File No. 33-73312).

4.2	Articles of Amendment to the Registrant’s Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2000).

4.3	Bylaws of the Registrant (Amended and Restated as of October 31, 2008) (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on November 6, 2008).

4.4	Rock-Tenn Company 2004 Incentive Stock Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2005).

4.5	Amendment Number One to Rock-Tenn Company 2004 Incentive Stock Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007).

4.6	Amendment Number Two to Rock-Tenn Company 2004 Incentive Stock Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008).

4.7	Amendment Number Three to Rock-Tenn Company 2004 Incentive Stock Plan.

5.1	Opinion of Robert B. McIntosh, Esq.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Robert B. McIntosh, Esq. (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).